Exhibit 10.1

DEBT RESOLVE, INC.

and

THE SOLE STOCKHOLDER OF
FIRST PERFORMANCE CORPORATION

____________________

STOCK PURCHASE AGREEMENT
____________________

January 19, 2007

i

3.24.	Disclosure	13

3.25.	Subsidiaries	13

3.26.	Investment Representation	13

4.	Representations and Warranties of the Buyer	13

4.1.	Organization and Qualification	13

4.2.	Agreement	13

4.3.	Validity of Shares	14

4.4.	Investment Representation	14

4.5.	Information	14

5.	Covenants of the Seller	14

5.1.	Action to Closing	14

5.2.	Access and Information	15

5.3.	Confidentiality	15

5.4.	Best Efforts	15

6.	Covenants of the Buyer	15

6.1.	Publicity	15

6.2.	Best Efforts	15

7.	Conditions to the Obligations of the Seller	15

7.1.	Representations and Warranties	15

7.2.	Performance	16

7.3.	Closing Certificate	16

7.4.	Execution of Other Documents	16

8.	Conditions to the Obligations of the Buyer	16

8.1.	Representations and Warranties	16

8.2.	Performance	16

8.3.	Closing Certificate	16

8.4.	Schedules	16

8.5.	Opinion of Counsel	16

8.6.	Employment Agreement	16

8.7.	Payment of Outstanding Fees and Invoices	16

9.	Survival of Representations and Warranties	16

10.	Indemnification.	17

10.1.	In General	17

10.2.	Limit of Indemnification	17

10.3.	Third Party Claims	17

11.	Termination	18

12.	Dispute Resolution.	18

13.	Miscellaneous.	18

13.1.	Expenses	18

13.2.	Notices	19

13.3.	Further Assurances	19

13.4.	Amendments	19

13.5.	Miscellaneous	20

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.6	Real Property; Equipment, etc.
Schedule 3.7	Inventories; Accounts Receivable; Company Payables
Schedule 3.8	Patents, Trademarks and Copyrights
Schedule 3.9	Employees
Schedule 3.10	Union and Employment Agreements
Schedule 3.11	Officers, Directors and Bank Accounts
Schedule 3.12	Adverse Changes
Schedule 3.13	Certain Changes
Schedule 3.14	Environmental Matters
Schedule 3.15	Litigation
Schedule 3.16	Contracts and Other Agreements
Schedule 3.19	Software Applications
Schedule 3.20	Employee Benefit Plans
Schedule 3.21	Compliance with Laws

Exhibit I	Escrow Account
Exhibit II	Restricted Stock
Exhibit III	Opinion of Seller’s Counsel
Exhibit IV	Employment Agreement for John Tonetti

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of January 19, 2007, between DEBT RESOLVE, INC., a Delaware corporation (the “Buyer”), and LISA DiPINTO (the “Seller”).

WHEREAS, First Performance Corporation, a Nevada corporation (the “Company”), is in the business of debt collection;

WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock, consisting of 100 shares of Common Stock (the “Shares”), of the Company; and

WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer all (and not less than all) of the Shares and the business of the Company as a going concern;

NOW, THEREFORE, the parties hereto agree as follows:

1.  Sale and Purchase of the Shares. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and covenants contained herein, the Seller will sell all (and not less than all) of the Shares to the Buyer, and the Buyer will purchase all (and not less than all) of the Shares from the Seller on the Closing Date (as defined in Section 2.1.)

2.  The Closing; Purchase Price.

2.1.  The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Greenberg Traurig, LLP, at 10:00 a.m., New York time on January 19, 2007, or on such other date on or prior to February 2, 2007, or such other time and place as may be agreed upon by the Buyer and the Seller. The date of the Closing is herein referred to as the Closing Date.

2.2.  Delivery of Shares. At the Closing, the Seller will deliver to the Buyer certificates for the Shares endorsed for transfer by the Seller or accompanied by stock powers duly executed by the Seller.

2.3.  Payment at Closing. At the Closing, the Buyer will deliver to the Seller:

(a)  the sum of $500,000.00 in cash (the “Cash Purchase Price”), by wire transfer of immediately available funds to the account designated by the Seller therefor, and shall deposit $209,748.13 of such Cash Purchase Price (the “Escrow Funds”) in an interest bearing escrow account (the “Escrow Account”) with Greenberg Traurig, LLP (the “Escrow Agent”), counsel to Buyer, to be held and distributed in accordance with the terms of Exhibit I; and

(b)  a stock certificate representing shares of Common Stock of the Buyer (the “Restricted Stock”) valued at $350,000 based on the average closing price per share of the Buyer’s Common Stock for the five (5) trading days immediately preceding the Closing Date, payable by delivery to the Seller at Closing, and having the attributes set forth on Exhibit II.

3.  Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

3.1.  Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in the States of Florida and each other jurisdiction where the character of the properties owned or leased or the nature of activities conducted makes such qualification necessary.

3.2.  No Subsidiaries. Except for First Performance Recovery Corp., the Company does not own or control, directly or indirectly, any shares of, or interest in, any corporation, association or other business entity.

3.3.  Capitalization. The authorized capital stock of the Company consists of 13,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), of which 100 shares are issued and outstanding and no shares are held as treasury shares. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments of any character whatsoever obligating the Company to issue or sell any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for or otherwise evidencing a right to acquire any shares of its capital stock or other securities of any kind of the Company. There are no voting trusts or other agreements or understandings to which the Company or the Seller are a party with respect to the voting of the capital stock of the Company.

3.4.  Agreement; Title to Shares. The Seller has the legal capacity to enter into this Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming due execution by the Buyer, constitutes the legal and binding obligation of the Seller enforceable in accordance with its terms. The execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Seller of her obligations hereunder will not conflict with or result in any violation of, or default under (either immediately or with notice or lapse of time), or in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, any provision of (a) the Articles of Incorporation or By-laws of the Company, (b) any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which the Seller or the Company is a party or by which any of the properties or assets of the Company is bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to the Seller or the Company, or any of the properties or assets of the Company, or (d) any law, statute, decree, rule or regulation of any jurisdiction. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by the Seller or the Company is necessary for the execution of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby or the performance by the Seller of her obligations hereunder. The Seller owns beneficially and of record, free and clear of any lien or other encumbrance, and has full power and authority to convey free and clear of any lien or other encumbrance, the Shares, and, upon delivery of and payment for the Shares as herein provided, the Buyer will acquire good and valid title thereto, free and clear of any lien or other encumbrance.

3.5.  Financial Statements.

(a) The Company has previously delivered to the Buyer true and complete copies of (i) the balance sheets of First Performance Recovery Corp. (the “Subsidiary,” a wholly-owned subsidiary of the Company) as of December 31, 2004 and 2005, and the related statements of income, changes in shareholder’s equity and cash flows for the years then ended, as audited by Acquavella, Chiarelli, Shuster & Co., LLP, certified public accountants, and the supplemental schedules thereto (the “Subsidiary Financials”), and (ii) unaudited consolidated balance sheet of the Company and the Subsidiary as of November 30, 2006 and the related unaudited consolidated statement of operations, for the period from January 1, 2006 to November 30, 2006, certified by the President of the Company (the “Interim Financials”). The Subsidiary Financials and the Interim Financials, including the notes to all such statements, are referred to herein collectively as the “Financial Statements.” The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, and present fairly and in accordance with generally accepted accounting principles the financial position of the Company as of the respective dates specified and the results of operations and changes in financial position of the Company for the respective periods specified. The Interim Financials have been prepared consistently with the Company’s past practice and present fairly the financial position of the Company as of November 30, 2006, and the results of operations for the eleven months ended November 30, 2006.

(b) The books and records of the Company and each subsidiary contain, in all material respects: (i) all corporate action of the shareholders, directors and any board committees of the Company and each subsidiary, except as otherwise disclosed herein and (ii) are maintained in such a manner as to allow for the orderly preparation of financial statements in accordance with generally accepted accounting principles, as in effect in the United States (“GAAP”).

3.6.  Title to Property, Absence of Encumbrances, etc. Set forth in Schedule 3.6 is a complete and accurate list of (a) all real property and (b) all machinery, equipment, tools, furniture and fixtures having an original cost in excess of $25,000 owned or leased by the Company, and of all mortgages, liens and material encumbrances to which such real property, machinery, equipment, tools, furniture and fixtures are subject. Except for leased property and as specified in such Schedule 3.6, the Company has good and marketable title to all assets, real or personal, tangible or intangible, owned or used by it, including, without limitation, all assets reflected in the balance sheet included in the Interim Financials (other than any assets sold or otherwise disposed of in the ordinary course of business since the date of the Interim Financials), free and clear of all mortgages, pledges, liens, security interests or encumbrances of any nature (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) including, without limitation, any governmental restrictions on the operation of such assets, except for such leases and such mortgages, liens and encumbrances, or as otherwise disclosed in Schedule 3.6 to this Agreement. Except as noted on Schedule 3.6, all buildings, other improvements and leasehold improvements, and all machinery, equipment, tools, furniture and fixtures listed on Schedule 3.6 owned or leased by the Company are in good operating condition and repair, except for reasonable wear and tear. All real property owned or leased by the Company has been constructed and operated in compliance with all applicable Federal, state, county and municipal laws, regulations, ordinances, standards and orders, including, without limitation, all zoning and environmental laws, regulations, ordinances, standards and orders. Neither the Company nor any subsidiary is in default under any mortgage or lease agreement for any such property. There are no outstanding enforcement actions or notices of violation issued by any Federal, state, county or municipal authority having jurisdiction over any such property.

3.7.  Inventories; Accounts Receivable; Company Payables. The inventories of the Company are, as of the dates of the Financial Statements, and will be, as of the Closing Date, (a) in the case of raw materials and work in progress, usable for the production of currently produced products which meet the Company’s current product specifications and, in the case of finished goods, saleable to customers in the normal course of its business, and (b) not obsolete, deteriorated, unusable or in excess of customary levels. All accounts receivable of the Company as of the dates of the Financial Statements and uncollected on the date hereof, to our knowledge, are collectible in the ordinary course of business (without requirement of legal proceedings) in the full aggregate face amount thereof. All accounts receivable created subsequent to the date of the Interim Financials through the Closing Date will have been collected in full prior to the Closing Date or, to our knowledge, are collectible thereafter in the full aggregate face amount thereof less an applicable reserve for doubtful accounts established in a manner consistent with the Company’s prior practices and not greater, as a percentage of such accounts receivable, than the reserve for doubtful accounts stated in such Financial Statements. Schedule 3.7 contains: (i) a complete list of any outstanding Company payables as of the date of this Agreement; (ii) a complete and accurate list of the Company’s accounts payable aging summary as of January 16, 2007; and (iii) a complete and accurate list of the Company’s accounts receivable aging summary as of January 16, 2007.

3.8.  Patents; Trademarks. Schedule 3.8 contains a complete and correct list of all patents and trademarks registered or claimed by the Company, trade names, service marks and registered copyrights owned or used by, or registered in the name of, the Company, and all applications for patents or for registration of trademarks, trade names, service marks or copyrights made by the Company, or by any of its employees for the benefit of the Company. Except as otherwise indicated on Schedule 3.8, the Company is the registered and beneficial owner of all such patents, trademarks, trade names, service marks and registered copyrights, free and clear of any license, royalty, lien, encumbrance or other interest of a third party. The Company owns or has the right to use all patents, patent applications, trademarks, trade names, service marks copyrights and other intellectual property rights, including, without limitation, inventions, processes, designs, formulae, trade secrets, technology and know-how necessary for the conduct of its business. There is no pending or threatened claim by the Company against any third party for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or other intellectual property (including, without limitation, any trade secrets or know-how), owned by the Company or in which the Company has an interest, whether as licensee or otherwise. Except as set forth in Schedule 3.8, there is no pending or threatened action, suit or proceeding against the Company or the Seller for infringement, misuse or appropriation by either of them of any patent, trademark, trade name, service mark, copyright or other intellectual property (including, without limitation, any trade secret or know-how) owned or claimed by any third party or, to the knowledge of the Seller, any basis therefor.

3.9.  Employee Remuneration. Schedule 3.9 lists the current salaries and bonuses (together with pending or anticipated increases therein) of each director, officer, employee, consultant or agent of the Company currently paid at a rate in excess of $60,000 per year. No officer or other key employee of the Company has indicated to the Seller, or to the Seller’s knowledge has, an intention to terminate his or her employment with the Company. The Company has paid all salaries, wages and benefits due to employees of the Company through January 15, 2007.

3.10.  Union and Employment Agreements. Except as disclosed in Schedule 3.10, the Company is not a party to any collective bargaining agreement, or to any written or oral employment agreement, with any of its officers, directors, employees, consultants or agents. Copies of any written agreements disclosed in Schedule 3.10 (or written summaries of oral agreements so disclosed) have been delivered to the Buyer. Except as disclosed on Schedule 3.10, no attempts to organize the employees of the Company have been made, nor are any such attempts now threatened or being planned. The Company is in compliance with all applicable Federal, state and local laws, rules and regulations regarding employment conditions and practices, has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practices or discriminated on the basis of age, sex, race or other discrimination prohibited by law in its employment conditions or practices. Except as set forth on Schedule 3.10, there are no unfair labor practice or age, sex or race discrimination charges or complaints or other charges or complaints alleging illegal discriminatory practices pending or threatened against the Company before any Federal, state or local board, department, commission or agency nor does any basis therefor exist. There are no existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company. There are no pending or threatened representation questions respecting the employees of the Company or any pending arbitration proceedings. The Company is not obligated to pay, and has not granted or promised in writing or orally, to pay to any employee, officer, director or provider of services to any of them, any special arrangements for the payment of monies or provision of benefits pursuant to which the Company could have any obligation to pay such persons in the event of, or as a consequence of, the severance of their employment or relationship with the Company, or a change in control of the Company.

3.11.  Officers, Directors and Bank Accounts. Schedule 3.11 lists (a) the names of all directors and officers of the Company, (b) the name and location of each bank or other institution in which the Company has any account or safe deposit box, the number or other identification thereof and the names of all persons authorized to draw thereon or have access thereto and (c) the beneficiary and balance of any trust account held by the Company for any client.

3.12.  No Adverse Change. Except as specified in Schedule 3.12, since January 1, 2006, there has not been any material adverse change in the assets, financial condition, operations or business of the Company. Neither the Company nor the Seller has received any notice or has reason to believe that any significant customer of the Company has ceased, or will cease, to use the products, equipment, goods or services of the Company, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods and services at any time.

3.13.  Absence of Certain Changes. Except as specified in Schedule 3.13, since January 1, 2006, the Company has not (a) issued, sold or delivered or agreed to issue, sell or deliver any shares of its capital stock or any options or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock, (b) incurred any obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the ordinary course of business, (c) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) any of its assets, real or personal, tangible or intangible, (d) acquired or disposed of any assets or properties, or entered into any agreement for any such acquisition or disposition, except in the ordinary course of business, (e) declared, made, paid or set apart any sum for any dividend or other distribution to its shareholders, or purchased or redeemed any shares of its capital stock or options, warrants or other such rights, or granted any option, warrant or right to purchase any such capital stock, (f) forgiven or cancelled any debts or claims or waived any rights of material value not previously accrued for, (g) granted any increase in compensation in any form to any officer, salaried employee or any class of other employees, or granted any severance or termination pay, or entered into any employment agreement, or any modification of a previously existing employment agreement, with any officer or any other salaried employee, other than increases in compensation of less than 10% granted in the ordinary course of business consistent with prior practice to employees whose base pay at the time of such increase was less than $60,000, (h) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of employees, (i) granted any rights or licenses under any of its patents, trademarks, trade names, copyrights or other industrial property rights, (j) suffered any material loss of, or adverse change in its relationship with, any material supplier or customer or has knowledge that any such supplier or customer intends or is contemplating any action which would constitute or lead to such a loss or adverse change, (k) suffered any damage, destruction or loss (whether or not covered by insurance) which has a material adverse effect on its business, (1) suffered any strike or other labor trouble which has materially affected its operations, (m) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (n) materially decreased the level of maintenance on, or its expenditures for maintenance of, the real property, machinery, equipment, tools, furniture and fixtures owned or leased by it, (o) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (p) settled any dispute involving payment by the Company in excess of $25,000 or cancelled, forgiven or reduced any obligation of any person or entity in an amount in excess of $25,000, (q) made any loan or advance in excess of $10,000 to any person or entity other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid and extensions of trade credit in accordance with its normal business practices, or (r) entered into any material transaction other than in the ordinary course of business.

3.14.  Environmental Matters. Except as set forth in Schedule 3.14, there are not, nor to the knowledge of the Seller is there any basis for, (a) any proceedings or governmental investigations concerning or against the Company pending or threatened in writing before any court or tribunal or governmental instrumentality, (b) any citation, summons, directive, order or notice of violation of any law, decree, rule, regulation, permit or order by or against, the Company, or (c) any liens arising from Environmental Matters (as defined below), or any governmental actions resulting or which are likely to result in the imposition of any such lien on any of the properties owned or leased by the Company, any of which is based upon or related in any way to Environmental Matters. No toxic or hazardous substances have been improperly generated, treated, released, stored, discharged, deposited or disposed of on or from any of the premises of the Company or by the Company (whether directly or indirectly through a third party) at any other location. As used herein, the term “Environmental Matters” refers to all matters relating to ground, air and water pollution or discharge, solid or hazardous wastes, toxic, hazardous or polluting substances, occupational health, the transport, storage, recycling or disposal of waste (including, without limitation, garbage, refuse, sludge and other discarded materials, whether solid, liquid, semisolid or gaseous and whether on-site or off-site), ground water and soil monitoring, and discharge or emission of pollutants, contaminants or by-products (including, without limitation, dredged soil, solid wastes, incinerator residue, sewage, garbage, sewage sludge, chemical wastes, biological materials, radioactive materials, heat, wrecked or discarded equipment, industrial waste, chemicals, metals or other substances), whether such pollution or discharge was caused by (i) the Company, (ii) any third party arising from off-site transport, storage, disposal or treatment on behalf of the Company, (iii) any lessee or sublessee of any real property owned or leased by the Company, or (iv) any partnership, joint venture or other similar business arrangement to which the Company is a party.

3.15.  Litigation. Other than as disclosed on Schedules 3.8, 3.10, 3.14 and 3.15, there are no judicial or administrative actions, suits, proceedings or governmental investigations pending or to the knowledge of the Seller threatened before any court or tribunal or governmental instrumentality, or any citation, order or notice of violation of any law, decree, rule or regulation, by or against the Seller or the Company or any of their respective properties, or which relate in any way to the Company’s business, properties, assets or operations, or which have or are likely to result in an imposition of a lien on any of the properties or assets owned or leased by the Company, or which question the validity of this Agreement or any action to be taken in connection herewith, nor is there any such action, suit, proceeding or investigation, to the knowledge of the Seller, pending or threatened, which involves any director, officer, employee, consultant or independent contractor of the Company in its or his or her capacity as such. Except as set forth in Schedule 3.15, neither the Seller, the Company nor any property or assets of the Company is subject to any judicial or administrative order, judgment, injunction or decree.

3.16.  Contracts. Schedule 3.16 contains a complete and correct list of each (a) mortgage, debenture, note or installment obligation, or other instrument or contract for the borrowing or lending of money by the Company, including, without limitation, any agreement or arrangement relating to the maintenance of compensating balances or the availability of a line of credit, (b) license agreement, sales agency agreement or distribution agreement to which the Company is a party, (c) guaranty of any obligation by the Company, including, without limitation, any keep-well, make-whole or maintenance of working capital or earnings or similar agreement, (d) agreement for the sale of any properties or assets by the Company other than sales of products and services in the ordinary course of business, (e) contract, other than a contract, purchase order or other agreement for the purchase of raw materials or other supplies in the ordinary course of business or for the purchase of machinery, equipment, tools, furniture or fixtures with a cost of less than $25,000, pursuant to which the Company is or may be obligated to make payments, contingent or otherwise, on account of or arising out of the acquisition, prior, pending or future, of the shares, business or other assets of another enterprise, (f) secrecy or invention agreement under which the Seller or the Company or, to the Seller’s knowledge, any of the present officers or employees of the Company has any obligation and relating to the business of the Company, (g) requirements contract with the Company as purchaser or Seller or other agreement for the purchase or sale of goods or services not terminable without liability by the Company on 30 days’ (or less) notice or involving payments by or to the Company in excess of $25,000, (h) agreement or arrangement with a customer or supplier of the Company for rebates, sharing of expenses or any similar device for the effective reduction or increase of prices or other charges and involving products with a value in excess of $25,000, (i) agreement of the Company with, or loan or advance by the Company to or from, or other obligation of the Company to or from any officer or director of the Company, (j) lease of real or personal property with the Company as lessor or lessee, involving rents of more than $2,500 per year, (k) agreement or arrangement limiting the freedom of the Seller or the Company or any of the present officers or employees of the Company to compete in any line of business similar to the Company’s business, with any person or other entity or in any geographical area, (1) governmental license, franchise, permit or authorization held by and material to the business of the Company and not listed on any other Schedule hereto, (m) insurance policy relating to the properties, businesses or products of the Company having a currently unexpired term or, as to any casualty, workers’ compensation, general or product liability or excess liability insurance policy currently in effect, (n) joint venture agreement or partnership, profit sharing or other agreements to which the Company is a party, (o) agreement pursuant to which the Company has indemnified or shared tax liability with any party, and (p) contract, commitment or agreement not referred to above in this Section 3.16 or in any other Schedule to this Agreement and which involves aggregate payments by or to the Company of $25,000 or more. All such contracts and agreements are in full force and effect, the Company is not in default thereunder and no event has occurred which, whether with notice, lapse or time or otherwise, would constitute a default thereunder. The Company has paid all amounts payable under any contract due on or before January 15, 2007.

3.17.  Taxes.

(a)  The Company has duly and timely filed (giving due regard to permitted extensions) all Federal, state and local income, sales, franchise and other tax reports and returns required to be filed by them, which reports and returns are true, complete and correct in all material respects. All taxes due and payable in respect of the operations of the Company, including, but not limited to, Federal, state and local income, sales and franchise taxes, have been paid in full or provided for in the Company Financials. The reserves for taxes reflected on the balance sheets included in the Company Financials are adequate for the periods to which such balance sheets relate. There are no tax liens upon any property or assets of the Company except liens for current taxes not yet due. The Company has paid any and all taxes due or payable on or before January 15, 2007.

(b)  (i) The Federal income tax returns of the Company are closed for all years ended on or prior to the end of the taxable year ended December 31, 2005, (ii) there are no outstanding proposed adjustments, (iii) all income tax returns of the Company for taxable years ended through December 31, 2005, have been filed and (iv) there are no pending audits.

(c)  No deficiency for any other tax has been asserted or assessed against the Company, and there are neither unresolved claims concerning, nor proceedings or actions pending which relate to, either the tax liability of the Company or the collection or assessment of tax for any period for which returns covering the Company have been filed or were due.

(d)  There are no outstanding agreements, extensions or waivers extending the statutory period of limitation applicable to any Federal, state or local franchise, income or other tax returns covering the Company.

(e)  The Company has not agreed to, nor is the Company required to, make any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or any predecessor provision by reason of any change in any accounting method of the Company (other than any changes mandated by regulations under the Code), and the Company has not made any application pending with any taxing authority requesting permission for any changes in any of their respective accounting methods.

(f)  The Company has not consented to the application of Section 341(f)(2) of the Code (or any predecessor provision).

(g)  The Company has duly and timely withheld from all salaries, wages and other compensation of their respective employees and has duly and timely paid over to the appropriate governmental authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

3.18.  Licenses. The Company has obtained and holds all licenses, permits, authorizations, consents and orders or approvals of all foreign, Federal, state or local governmental or regulatory bodies that are necessary for the lawful conduct of its business (the “Permits”) including, without limitation, any licenses or filings, permits to operate as a debt collection agency. All of the Permits are validly issued and in full force and effect and the Company is in compliance therewith. No proceeding is pending or threatened which seeks or may result in canceling, suspending, restricting or modifying any Permit. The business of the Company is being operated in all respects in accordance with the terms and conditions of the Permits.

3.19.  Internal Software Applications.

(a)  Owned Software. To the extent that any of the Software has been designed or developed by the Seller or the Company’s management information or development staff or by consultants on the Seller’s or the Company’s behalf, such Software is original and capable of copyright protection in the United States, and the Company has complete rights to and ownership of such Software, including possession of, or ready access to, the source code for such Software in its most recent version. No part of any such Software is an imitation or copy of, or infringes upon, the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Neither the Seller nor the Company has sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software.

(b)  Licensed Software. The Software, to the extent it is licensed from any third party licensor or constitutes “off-the-shelf” software, is held by the Company legitimately and is fully transferable hereunder without any third party consent. All of the Company’s computer hardware has legitimately licensed software installed therein.

(c)  No Errors; Nonconformity. The Software is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the stated specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes.

(d)  No Bugs or Viruses. The Company has not knowingly altered its data, or any Software or supporting software which may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other form. Except as set forth on Schedule 3.19, the Seller has no knowledge of the existence of any bugs or viruses with respect to the Software.

(e)  Documentation. The Seller and the Company have furnished the Buyer with true and accurate copies of all documentation (end user or otherwise) relating to the use, maintenance and operation of the Software.

3.20.  Employee Benefit Plans and Arrangements.

(a)  No Retirement or Deferred Compensation Plans. The Company does not sponsor, maintain, support, and is not otherwise a party to, and has no liability under, any plan, fund, program, understanding, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not terminated, partially terminated, “frozen,” or otherwise suspended as to benefit accruals, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual, which is in the nature of (i) an employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) an incentive, bonus, profit-sharing, deferred compensation, or other retirement benefit or additional compensation arrangement for employees, former employees, their dependents and/or their beneficiaries, or (iii) any other arrangement that could be characterized as providing for incentive, deferred, retirement or additional compensation.

(b)  Welfare Benefit Plans. The Company does not sponsor, maintain, support, and is not otherwise a party to, and has no liability under, any plan, fund, program, understanding, policy, arrangement, contract or commitment, whether or not terminated or partially terminated, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual, which is in the nature of (i) an employee welfare benefit plan (as defined in Section 3(l) of ERISA), (ii) any hospitalization, medical, disability, health or life insurance or arrangement, or vacation pay or severance pay arrangement, or (iii) any other arrangement that could be characterized as providing other welfare benefits, perquisites or fringe benefits, except as disclosed on Schedule 3.20 (collectively referred to herein as the "Employee Plans").

(c)  Compliance with Law. Each Employee Plan, the administrators and fiduciaries of each Employee Plan, the Company and the Seller has at all times complied with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been properly administered in accordance with all such requirements of law and in accordance with its terms to the extent consistent with all such requirements of law.

(d)  Excise Taxes and Liabilities. Neither any Employee Plan, any administrator or fiduciary of any Employee Plan, the Company nor the Seller has taken any action, or failed to take any action, that could subject it or any other person to any liability, either directly or by way of indemnification, for any excise tax or for breach of fiduciary duty with respect to or in connection with any Employee Plan.

(e)  Communications and Reports. Neither any Employee Plan, any administrator or fiduciary of any Employee Plan, the Company nor the Seller has any liability under any provision of ERISA or any other applicable law by reason of any communication or failure to communicate with respect to or in connection with any Employee Plan, or any filing or failure to file with any government entity.

(f)  Payment of Benefits and Contributions. Neither any Employee Plan, any administrator or fiduciary of any Employee Plan, the Company nor the Seller has any liability to any plan participant, beneficiary or other person under any provision of ERISA or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits with respect to or in connection with any Employee Plan. The Company is not delinquent or in arrears on other amounts owed to or with respect to any payments or contributions under any Employee Plan and has paid any such amount due or payable on or before January 15, 2007.

(g)  Other Liabilities. The Company has not incurred any liability to any employee, beneficiary or other person or entity prior to and including the Closing Date in connection with any Employee Plan, by reason of any action or inaction by the Company, the Seller or any person affiliated with the Seller, or any plan administrator or fiduciary, or any other person other than liabilities for benefits that have been paid. The Seller hereby agrees that no liability to any employee, beneficiary or other person or entity shall be incurred following the Closing Date in connection with any Employee Plan, by reason of any action or inaction by the Seller or any person affiliated with the Seller, or any plan administrator or fiduciary, or any other person other than liabilities undertaken by them under the terms of the Employee Plan.

(h)  Information. All employees of the Company and their beneficiaries and dependents, and other participants and beneficiaries of any Employee Plan, all available data and benefits applicable to each of them under the terms of each Employee Plan (including, without limitation, complete pertinent pay history and all administrative records), shall be correctly identified and set forth in records to be delivered on or prior to the Closing Date by the Seller to the Buyer. The Seller has provided to the Buyer all plan documents, administrative forms, employee booklets, summary plan descriptions and other employee communication materials used in connection with each Employee Plan.

(i)  No Multiemployer Plan Liabilities. The Company is not now, nor has at any time been, a “substantial employer” within the meaning of that term as defined in Section 4001(a)(2) of ERISA with respect to any “multiemployer plan” as that term is defined in Section 4001(a)(3) of ERISA. The Company is not now, nor has the Company at any time been, a party to, or become subject to, any collective bargaining agreement pursuant to which the Company has been, is, or will become obligated to contribute to a "multiemployer plan" as that term is defined in section 4001(a)(3) of ERISA.

(j)  Plans of Affiliates of the Company. Other than the Employee Plans (and then only as set forth in this Section 3.20), the Company is not presently or potentially liable with respect to any employee benefit plan sponsored by any element(s) of any controlled group of corporations, groups of trades or businesses under common control or affiliated service groups, whether such plan is a single employer plan, a multiple employer plan or a multiemployer plan.

3.21.  Compliance with Laws. Except as set forth in Schedule 3.21, the operation of the business of each of the Company has been conducted in accordance with all applicable laws (including the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act, mortgage laws and other state laws covering comparable subject matter), regulations, orders and other requirements of all courts and Governmental Entities having jurisdiction over the Company and its business, assets, properties and operations. Except as set forth in Schedule 3.21, the Company has not received any notice of any violation of any such law, regulation, order or other legal requirement that is pending as of the date hereof. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity applicable to its business or any of its assets, properties or operations. For purposes of this section, “Governmental Entity” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality, or authority thereof, or any court or arbitrator (public or private).

3.22.  Other Liabilities. The Company does not have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of whatever nature, whether arising out of contract, tort, statute or otherwise, except (a) as reflected in the balance sheets included in the Company Financials, (b) disclosed in the Schedules to this Agreement, (c) as contemplated by this Agreement and (d) liabilities and obligations incurred in the ordinary course of business since December 31, 2006.

3.23.  Absence of Certain Payments. Neither the Seller nor the Company nor any officers, directors, employees, agents, representatives, or independent contractors of the Company has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any Federal, state, county, municipal or other governmental or regulatory body or authority or any self-regulatory body or authority, or made any payment to any customer or supplier of the Company or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Company.

3.24.  Disclosure. This Agreement (except for Sections 4 and 6), the Schedules hereto and the Financial Statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not false or misleading. There is no fact known to the Seller which has not been disclosed to the Buyer which materially adversely affects the assets, properties, liabilities, business, results of operations or financial condition of the Company.

3.25.  Subsidiaries. Each representation and warranty made by the Seller in this Section 3, as well as each covenant in Section 5, shall also apply to each subsidiary of the Company and each Schedule to this Agreement shall contain relevant information with respect to each such subsidiary.

3.26.  Investment Representation. The Seller represents and warrants that it is acquiring the Restricted Stock for its own account only, for investment purposes and not with a view to distribution and acknowledges that the Restricted Stock is and will be “restricted securities” within the meaning of the Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), that the disposition of such securities is subject to compliance with the provisions of the Securities Act, and that certificates for the securities issued hereunder will bear a legend to that effect. The Seller has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Restricted Stock and to make an informed decision with respect to such acquisition.

4.  Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

4.1.  Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

4.2.  Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. The execution and delivery by the Buyer of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Buyer of its obligations hereunder will not conflict with or result in any violation of, or default under (either immediately or with notice or lapse of time), or in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, any provision of (a) the certificate of incorporation or by-laws of the Buyer, (b) any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which the Buyer is a party or by which any of the Buyer's properties or other assets is bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to the Buyer, or any of the Buyer's properties or other assets, or (d) any law, statute, decree, rule or regulation of any jurisdiction. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by the Buyer is necessary for the execution of this Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby and thereby or the performance by the Buyer of its obligations hereunder.

4.3.  Validity of Shares. The shares of Restricted Stock to be issued at the Closing pursuant to Section 2.3 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and, except as provided in Section 10 hereof, nonassessable. Based in part on the representations and warranties of the Seller in this Agreement and assuming the accuracy thereof, the issuance of the Restricted Stock at the Closing pursuant to Section 2.3 will be exempt from the registration requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

4.4.  Investment Representation. The Buyer represents and warrants that it is acquiring the Shares for its own account only, for investment purposes and not with a view to distribution and acknowledges that the Shares are and will be “restricted securities” within the meaning of the Rules and Regulations under the Securities Act, that the disposition of such securities is subject to compliance with the provisions of the Securities Act, and that certificates for the securities issued hereunder will bear a legend to that effect.

4.5.  Information. The Buyer has made available to the Seller true and complete copies of the Buyer’s (i) Annual Report on Form 10-KSB for the year ended December 31, 2005, (ii) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, and (iii) Registration Statement on Form SB-2 (No. 333-135911), effective November 1, 2006 (the “SEC Documents”). None of the SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

5.  Covenants of the Seller. The Seller covenants as follows:

5.1.  Action to Closing. From the date of this Agreement until the Closing Date, the Seller will use its best efforts to cause the Company to (a) conduct its operations only in the ordinary course, in substantially the manner as heretofore conducted and in accordance with all applicable laws, rules, regulations, orders, approvals, authorizations, exemptions, classifications and registrations applicable to the Company or relating to their respective operations, (b) maintain its respective real and personal property in as good condition and repair as of the date hereof, (c) perform in all material respects all of the respective obligations under all contracts listed on Schedule 3.16, and not amend, alter or modify any provision of any such contract or enter into any new contract or transaction involving consideration in excess of $25,000 or dispose of any asset having a value in excess of $25,000 without the prior written consent of the Buyer, (d) use its best efforts to maintain the existing relationships of the Company with its suppliers and customers, (e) use its best efforts to keep available the services of its present officers and employees, (f) promptly deliver to the Buyer interim financial statements as regularly prepared for its internal use, which financial statements shall be in accordance with the last sentence of Section 3.5, (g) not issue any shares of capital stock or any options, warrants or other rights to acquire capital stock, (h) confer on a regular and frequent basis with representatives of the Buyer to report material operational matters and the general status of ongoing operations, and (i) not, without the prior written consent of the Buyer, take any action or engage in any transaction not expressly permitted by this Section 5.1 or otherwise contemplated by this Agreement which would cause any of representations made by the Seller herein to be untrue as of the Closing Date or a breach of the terms and conditions of this Agreement.

5.2.  Access and Information. The Seller agrees to cause the Company to afford the Buyer and the Buyer’s employees, accountants, counsel and other authorized representatives reasonable access to the Company’s plants, properties, books and records and the Seller will, and will cause the Company to, furnish to the Buyer and its representatives all additional financial and operating data and other information as the Buyer may from time to time reasonably request.

5.3.  Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, none of the Seller, the Company or any subsidiary or of their respective affiliates shall at any time divulge, disclose, disseminate, announce or release any information to any person concerning this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of the Buyer.

5.4.  Best Efforts. The Seller agrees to use her reasonable best efforts to satisfy the conditions to the obligations of the Buyer hereunder set forth in Section 8.

6.  Covenants of the Buyer. The Buyer covenants as follows:

6.1.  Publicity. The Buyer will not, without the consent of the Seller, issue or cause the publication of any press release or other announcement with respect to this Agreement except where such release or announcement is required by law.

6.2.  Best Efforts. The Buyer will use its reasonable best efforts to satisfy the conditions to the obligations of the Seller hereunder set forth in Section 7.

7.  Conditions to the Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions:

7.1.  Representations and Warranties. The representations and warranties of the Buyer contained herein shall have been true and correct when made and shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of the Closing.

7.2.  Performance. The Buyer shall have performed and complied with each covenant or condition required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3.  Closing Certificate. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and executed by a principal executive or financial officer, certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

7.4.  Execution of Other Documents. The Buyer shall have executed and delivered to the Seller the shares of Restricted Stock at the Closing pursuant to Section 2.3 hereof.

8.  Conditions to the Obligations of the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby are subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions:

8.1.  Representations and Warranties. The representations and warranties of the Seller contained herein and in the Schedules hereto shall have been true and correct when made and, except for such changes expressly consented to in writing by the Buyer or expressly permitted by this Agreement, shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing.

8.2.  Performance. The Seller shall have performed and complied with each covenant and condition required by this Agreement to be performed or complied with by the Seller prior to or at the Closing.

8.3.  Closing Certificate. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and executed by the Seller, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

8.4.  Schedules. The Schedules to this Agreement to be delivered by the Seller to the Buyer shall be reasonably satisfactory to the Buyer.

8.5.  Opinion of Counsel. The Buyer shall have received from Gersten Savage LLP, counsel for the Seller, an opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit III.

8.6.  Employment Agreement. The Company and John Tonetti shall have executed and delivered an Employment Agreement in the form attached hereto as Exhibit IV, which shall include provisions to the effect that a material breach of the Seller’s representations and warranties shall be grounds for a for cause termination of the Employment Agreement.

8.7.  Payment of Outstanding Fees and Invoices. The Seller shall cause the Company to pay all outstanding tax, audit, payroll, insurance or related fees and/or invoices that that become due and/or payable on or before January 15, 2007.

9.  Survival of Representations and Warranties. Except as otherwise provided, all representations and warranties contained in this Agreement shall survive the Closing and any investigations made by any party but shall expire and be extinguished on the first anniversary of the Closing Date. The representations and warranties contained in Section 3.17 shall survive the Closing until the expiration of the applicable statute of limitations. All statements contained in the Schedules hereto, the Financial Statements and the certificates delivered pursuant to Sections 7.3 and 8.3 shall be deemed representations and warranties of such party under this Agreement.

10.  Indemnification.

10.1.  In General. The Seller shall indemnify and hold harmless the Buyer against and in respect of any and all costs, claims, liabilities, damages, losses or deficiencies, whether suffered by the Buyer or the Company:

(a)  resulting from any misrepresentation or breach of any warranty or covenant by the Seller made herein, in any Schedule hereto, the Financial Statements and/or the certificate delivered pursuant to Section 8.3;

(b)  arising out of any claim for fees or expenses of any finder, broker, agent or other intermediary who has acted on behalf of the Seller or the Company in connection with this Agreement or the transaction contemplated hereby; and

(c)  any and all actions, suits, procedures, demands, assessments, judgments, damages, fines, awards, costs and expenses (including but not limited to reasonable fees and disbursements of counsel, interest and penalties) incident to the foregoing. All such damages, losses, deficiencies, assessments, judgments, fines, awards, costs and expenses are referred to in this Section 10 as “Losses.”

10.2.  Limit of Indemnification. The indemnification of the Buyer hereunder shall be subject to the following limitations:

(a)  Notwithstanding any other provision of this Agreement, except with respect to any Losses involving proven fraud by the Seller or with respect to Losses relating to any breach of any warranties under Section 3.17, the Seller shall first satisfy its indemnification obligations by tendering to the Buyer for cancellation a number of shares of Restricted Stock having a value (for purposes hereof, the shares of the Restricted Stock shall be valued at the same value per share utilized for purposes of Section 2.3(b)) equal to the amount of the subject indemnification claim being satisfied in such manner. To the extent that all of the shares of Restricted Stock have been so tendered to the Buyer, the Seller shall satisfy any additional indemnification obligations through cash payments to the Buyer.

(b)  The Buyer shall be entitled to indemnification by the Seller for Losses only in respect of claims arising on or before the one year anniversary of the Closing Date, or, with respect to Losses relating to any breach of any warranty under Section 3.17 or any Losses involving proven fraud, the expiration of the applicable statute of limitations.

10.3.  Third Party Claims. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the Buyer or the Company, the Buyer will promptly give notice of a such claim to the Seller stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such claim or similar document. The Seller shall be entitled (without prejudice to the Buyer’s right to participate at its own expense through counsel of its choosing), at her expense and through a single counsel of her own choosing, to defend or prosecute such claim in the name of the Buyer or the Company; provided, that if the Seller fails to timely defend such claims, the Buyer may defend through its own counsel but at Seller’s expense. In any event, the Seller shall give the Buyer advance written notice of any proposed compromise or settlement of any such claim; provided, that no settlement shall be made without the Buyer’s prior written consent. If such settlement provides solely for the payment of monies and the Buyer provides notice to the Seller within 20 days of such notice that it objects to such settlement or compromise, then the Buyer shall be required to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the Seller shall cooperate with the Buyer in connection therewith.

11.  Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual written consent of the Buyer and the Seller;

(b)  by either the Buyer or the Seller if the Closing has not occurred prior to February 2, 2007, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination; or

(c)  by either the Seller or the Buyer if any court of competent jurisdiction or any governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

12.  Dispute Resolution.

(a)  Any controversy or dispute between the Buyer and the Seller involving the construction, interpretation, application or performance of the terms, covenants or conditions of this Agreement or in any way arising under this Agreement shall, on demand by either the Buyer or the Seller by written notice to the other, be finally settled by arbitration in New York, New York in accordance with the American Arbitration Association Rules of Arbitration before one arbitrator appointed pursuant thereto. Any counterclaim shall take place in the same venue. The arbitration award shall be final, shall be binding upon the parties hereto, and may be entered in any court having jurisdiction thereof.

13.  Miscellaneous.

13.1.  Expenses. The Buyer and the Seller shall pay their own respective expenses and costs, including, without limitation, expenses of their respective counsel and auditors, incidental to the preparation of this Agreement, the performance and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby and thereby. The Seller expressly agrees that the Company shall not pay or be liable for any expenses and costs of the Seller in connection with this Agreement or the transactions contemplated hereby.

13.2.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or mailed by first-class registered or certified mail, postage prepaid, addressed as follows:

(a)  If to the Buyer, at:

Debt Resolve, Inc.
707 Westchester Avenue
Suite L7
White Plains, New York 10604
Attention: Mr. James D. Burchetta
                    Chief Executive Officer

with a copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166
Attention: Spencer G. Feldman, Esq.

(b)  If to the Seller, at:

Lisa DiPinto
12 Woodfield Lane
Old Brookville, New York 11545

with a copy to:

Gersten Savage LLP
600 Lexington Avenue
9th Floor
New York, New York 10022
Attention: Arthur S. Marcus, Esq.

or, in each case, at such other address as may be specified in writing to the other parties.

13.3.  Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out, the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.4.  Amendments. This Agreement may be amended, waived, discharged or terminated only by an instrument in writing executed by the party against which enforcement of such amendment, waiver, discharge or termination is sought.

13.5.  Miscellaneous. This Agreement and the agreements and instruments referred to herein embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law principles thereof. This Agreement may be executed in several counterparts and by fax or electronic signature, each of which is an original but all of which shall constitute one instrument. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the other, except that the Buyer may assign this Agreement to any of its subsidiaries or affiliates, such assignment not to discharge the Buyer from its obligations hereunder. Subject to the previous sentence, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Buyer and the successors, assigns, heirs, administrators, executors and legal representatives of the Seller.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

The Buyer:
DEBT RESOLVE, INC.

By:  /s/ James D. Burchetta
James D. Burchetta
Chief Executive Officer

The Seller:

/s/ Lisa DiPinto
Lisa DiPinto

EXHIBIT I

ESCROW ACCOUNT

1.	The following tax and other liabilities (collectively, the “Liabilities”) shall be paid by the Company from funds in the Escrow Account immediately following the Closing:

First Performance Corporation:

Florida Department of Revenue	1,677.15	Florida Third Quarter 2006 Suta payable
Nevada Employment Security Division	304.76	Nevada Third Quarter 2006 Suta Payable
NYS Employment Taxes	13.62	NYS Unemployment interest Assessment Charge
United States Treasury	28,591.66	Paydates 11/17, 12/01 Federal & Fica Taxes
United HealthCare Insurance Company	40,000.00	December 2006 and January 07 Health Insurance Premium

First Performance Recovery Corporation:

Florida Department of Revenue	3,095.57	Florida Third Quarter 2006 Suta payable
Nevada Employment Security Division	10,280.90	Nevada Third Quarter 2006 Suta Payable
NYS Employment Taxes	2.14	NYS Unemployment interest Assessment Charge
Tennessee Department of Revenue	508.42	Fiscal YE09/30/05 Late Tax filing Charge
Texas Workforce Commission	257.25	Texas Third Quarter 2006 Suta payable
United States Treasury	28,591.66	Paydates 11/17 Federal & Fica Taxes
Vermont Department of Taxes	-450.00	Corporate Tax overpayment due from Vermont

2.	The following accounts payable (the “Accounts Payable”) shall be paid by the Company, in accordance with paragraph 3, out of monies held in the Escrow Account:

First Performance Corporation:

ACSB & Co., LLP	16,875.00	9 months retainer for outside accountants (April - Dec)
ADP-Automatic Data Process	40,000.00	Payroll processing charges & Directs Deposit by ADP

First Performance Recovery Corporation:

ADP Automatic Data Processing	40,000.00
209,748.13

3.
For a period of six months from the date hereof (the “Settlement Period”), the Seller shall (i) have sole authority and control over the settlement and defense of the Accounts Payable, (ii) shall actively pursue, at her own expense, the resolution of such Accounts Payable and (iii) shall give notice to the Company of any and all developments concerning the settling or contesting of such Accounts Payable. During the Settlement Period, the disbursement of funds from the Escrow Account by the Company in satisfaction of each Accounts Payable shall be preceded by a written notice from the Seller to the Company and the Escrow Agent setting forth in reasonable detail, among other things, written proof that the Accounts Payable party has received payment in full for such Accounts Payable or agreed to settle such Accounts Payable for the full or a lesser amount, the amount (if any) to be disbursed in final settlement of such Accounts Payable and the material facts supporting the disbursement (including copies of relevant documentation). During the Settlement Period, to the extent that an Accounts Payable have been paid or settled in full satisfaction, the Company shall instruct the Escrow Agent to release the balance of the funds in the Escrow Account allocated for that Accounts Payable to the Seller. Immediately after the Settlement Period, if any Accounts Payable have not been satisfied in full, they shall be paid by the Company from funds in the Escrow Account, and, if there is any remaining balance in the Escrow Account after all remaining Accounts Payable have been satisfied in full, the Company shall instruct the Escrow Agent to release the balance of the funds in the Escrow Account allocated for that Accounts Payable to the Seller.

1

4.	It is hereby understood and agreed as follows:

(a)
The Escrow Agent agrees that it shall at all times maintain the Escrow Funds in a segregated interested-bearing account demand deposit account at the Escrow Agent’s regular commercial bank. In no event and under no circumstances will the Escrow Agent commingle any of the Escrow Funds with any funds or property of the Escrow Agent or any other person.

(b)
In the event of any bona fide dispute with respect to the circumstances or reasons for termination of this Agreement, the Escrow Agent shall retain the Escrow Funds until such dispute is finally resolved, and shall thereafter disburse the Escrow Funds in accordance with the resolution of such dispute.

(c)
Upon the Closing of the transactions contemplated by this Agreement, (i) the principal of the Escrow Funds shall immediately be paid to the Seller by wire transfer of immediately available funds, and the principal of the Escrow Funds shall be a payment by the Buyer on account of the Cash Purchase Price, and (ii) the interest portion of the Escrow Funds shall be paid to the Buyer.

5.
The Escrow Agent shall have no authority to disburse Escrow Funds for any purpose or reason or in any manner other than as expressly provided in this Agreement. The Escrow Agent shall not be required, at any time or under any circumstances, to disburse any funds other than Escrow Funds, and upon the disbursement of all of the Escrow Funds in accordance with this agreement, or otherwise upon the written agreement of the Buyer and the Seller, the Escrow Agent shall be deemed to have completed and discharged all of its duties hereunder.

6.
The Escrow Agent shall have no duties or obligations hereunder other than as expressly set forth in this agreement, and no other duties or obligations shall be inferred upon the Escrow Agent at any time. The Escrow Agent shall not incur any liability for any action taken by it, except to the extent that same constitutes gross negligence or willful misconduct by the Escrow Agent or its agents. The Escrow Agent shall be entitled to rely upon and assume to be accurate all notices and advice given to the Escrow Agent hereunder (absent specific actual knowledge to the contrary), to rely upon any document and/or signature believed by it in good faith to be genuine and rendered by an authorized representative of the subject person, and to seek and rely upon (and be protected in relying upon) advice of counsel in taking or refraining from taking any action hereunder. The Escrow Agent shall look solely to the Seller for reimbursement of any reasonable out-of-pocket fees, costs and expenses which it may incur in acting hereunder. If the Escrow Agent shall at any time or from time to time, in good faith, be in doubt as to the entitlement of the Buyer or the Seller to any of the Escrow Funds, or if there shall be bona fide conflicting claims with respect to any Escrow Funds, then the Escrow Agent may refrain from making the subject disbursement until such uncertainty is resolved by written agreement of the Buyer and the Seller, or by a judgment or order of a court of competent jurisdiction, evidenced by a certified judgment or order. The Escrow Agent may resign at any time, provided that such resignation shall not become effective until a substitute escrow agent is appointed by mutual agreement of the Buyer and the Seller, and the Escrow Agent has delivered to its successor all Escrow Funds then held hereunder. The Buyer and the Sellers acknowledge that the Escrow Agent has rendered and will continue to render legal advice to the Buyer in connection with the transactions contemplated by this Agreement, and the Buyer and the Seller hereby waive any claims of conflict of interest by reason of such legal representation.

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EXHIBIT II

TERMS OF RESTRICTED STOCK

1.
The Restricted Stock delivered to the Seller pursuant to Section 2.3 shall be subject to forfeiture for a period of one year following the Closing Date (the “Forfeiture Deadline Date”) in the event and to the extent of any judicial or arbitral determination or settlement agreement that indemnification is due in an action brought by the Buyer against the Seller on or before the Forfeiture Deadline Date.

2.	The Restricted Stock certificates delivered to the Seller shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

UNTIL JULY 19, 2008, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCK PURCHASE AGREEMENT DATED AS OF JANUARY 19, 2007, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

3.	The Restricted Stock shall be subject to a lock-up agreement for a period of 18 months following the Closing Date or until all pending claims for indemnification are resolved, whichever is later.

4.
The Buyer shall deliver a stop transfer instruction to the transfer agent with respect to the Restricted Stock which shall only be withdrawn upon the later to occur of: (a) the Forfeiture Deadline Date or (b) the satisfaction of any judicial or arbitral determination or settlement agreement that indemnification is due in an action brought by the Buyer against the Seller on or before the Forfeiture Deadline Date.

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